Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Completes Acquisition of Merchants Holding Company and Announces New Director

SACRAMENTO, California, February 1, 2019 / GLOBE NEWSWIRE — Bank of Commerce Holdings (“BOCH”) (NASDAQ: BOCH), the holding company for Redding Bank of Commerce (“RBC”), announced today the successful completion of the previously announced acquisition of Merchants Holding Company (“Merchants”), the parent company of The Merchants National Bank of Sacramento (“Merchants Bank”). The former branches of Merchants Bank are now operating as branches of RBC and increase RBC’s footprint in the vibrant Sacramento market.

“We are excited to welcome the customers, employees, and shareholders of Merchants and will continue to deliver the superior customer service to which they have become accustomed,” said Randall S. Eslick, President and Chief Executive Officer of BOCH. “We’re pleased to be able to complete this transaction in just under four months after announcement and have already made significant progress in integrating the two organizations.”

With the addition of Merchants, on a pro forma combined basis, BOCH would have had total assets of approximately $1.5 billion, total loans outstanding of approximately $1.0 billion and total deposits of approximately $1.3 billion as of December 31, 2018 (unaudited).

In connection with the acquisition, Mr. David J. Inderkum, a director of both Merchants Bank (since 2003) and Merchants (since 2008), has been elected to the boards of directors of both BOCH and RBC. Mr. Inderkum is the owner of Sacramento-based Coast Line Supply and Equipment Company, a provider of winery and beverage supplies and equipment, he is the President/Chairman of the Board of Sportsmen’s Legacy Foundation, and he is an active member of The Sutter Club. “Mr. Inderkum’s business acumen and civic engagement will be valuable assets as a director, and we believe that his skills will complement those of our existing directors very well,” stated Mr. Eslick.

Raymond James & Associates, Inc. served as financial advisor, and Miller Nash Graham & Dunn LLP served as legal counsel to BOCH in the transaction. D.A. Davidson & Co. served as financial advisor, and Lewis Brisbois Bisgaard & Smith LLP served as legal counsel to Merchants in the transaction.

About Bank of Commerce Holdings

BOCH is a bank holding company headquartered in Sacramento, California and is the parent company for RBC which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). RBC is an FDIC-insured California banking corporation providing community banking and financial services through twelve locations located in northern California. RBC was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. BOCH’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH.”

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959